Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to “JLG Industries, Inc. Long Term Incentive Plan” of our report dated October 3, 2003, with respect to the financial statements of TRAK International Inc., as of December 28, 2002, included in the Current Report on Form 8-K/A dated October 14, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 12, 2004